EXHIBIT 99.1

Hub Group, Inc. Reports Second Quarter 2020 Results

Highlights:

  Improving freight volumes as the quarter progressed, coupled with revenue enhancement and profit improvement initiatives, as well as strong cost performance, resulted in net income of $13.2 million or $0.39 of diluted earnings per share in the quarter; EBITDA (non-GAAP)(1) for the quarter was $52 million; net income includes $7.0 million, or $0.21 per share, of donation, consulting and severance expenses
  Resilient operating model resulted in Net Cash provided by Operating Activities of $71 million for the quarter, with solid liquidity at quarter end including $203 million in cash and cash equivalents after repayment of $100 million on revolving credit facility
  Increased planned 2020 container purchases to 3,500 and recently ordered over 200 tractors to support growth in the business and refresh our fleet
  Continued to provide world-class service levels and innovative solutions to our customers; Hub was recognized by Inbound Logistics as the #2 3PL Provider for 2020
  Donated nearly $6 million of Hub equipment to support COVID-19 emergency responders

OAK BROOK, Ill., July 30, 2020 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced second quarter 2020 net income of $13.2 million, or diluted earnings per share of $0.39.  Included in net income was $7.0 million, or $0.21 per share, of donation expense ($4.2 million), consulting expense ($1.9 million) and severance expense ($0.9 million).  Net income for second quarter 2019 was $29.2 million, or $0.87 per diluted share.

Update on Recent Performance

“Business conditions at the beginning of the second quarter were quite challenging, with a portion of our customer base either completely closed or significantly impacted by the COVID-19 pandemic.  We were pleased to see business conditions improve throughout the quarter, with nearly all of our customers resuming their shipping activity by the end of the quarter.  We anticipate continued growth in our business during the second half of 2020 and have decided to add 3,500 containers as well as purchase over 200 tractors this year to refresh our fleet and reduce our operating costs.  We have continued to maintain our focus on providing a world-class customer experience while protecting the health and safety of our employees.  We are honored to have received several recent industry awards, including the #2 ranking on Inbound Logistics’ Top 10 3PL list for 2020.  This is a testament to our team’s success in delivering the industry’s premiere customer-centric supply chain solutions to the marketplace,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

“Our operating model and focus on cost control resulted in EBITDA (non-GAAP)1 of $52 million for the quarter.  We continue to execute on our profit improvement initiatives, and we remain on track to realize $40 million of annualized savings in 2020.  Finally, as we discussed last quarter, we are proud to have been able to support COVID-19 emergency responders by donating nearly $6 million of equipment during the quarter,” continued Mr. Yeager.

Q2 2020 Results

Revenue for the second quarter of 2020 decreased by 15% to $779 million compared with $921 million for second quarter 2019.  Operating income for the quarter was $21 million versus $41 million for second quarter 2019.  Second quarter 2020 operating income included $9.6 million of expenses for donations, consulting and severance.

Second quarter intermodal revenue decreased 15% to $461 million due primarily to an 8% decline in volume. Volume was down compared to the prior year due to a soft demand environment and increased truckload and intermodal competition.  Intermodal gross margin decreased compared to the prior year primarily due to the decline in volume, lower prices, unfavorable mix and rail cost increases, partially offset by the benefits from operational improvements in our trucking operation.

Second quarter logistics gross margin as a percentage of revenue expanded by 190 basis points due to our continuous improvement initiatives, higher margin new business, and growth at CaseStack.  Revenue for the quarter declined 15% to $164 million as a result of the soft demand environment, partially offset by growth at CaseStack.

Truck brokerage handled 12% fewer loads in the quarter as compared to the prior year, while revenue declined 19% to $87 million.  Contractual revenue represented 76% of total brokerage revenue in both second quarter 2020 and 2019.  Truck brokerage gross margin as a percent of revenue increased by 100 basis points as a result of the benefits from the transformation of our operating model, an enhanced technology platform and a deeper engagement with our carrier network.

Dedicated revenue decreased 12% to $68 million compared to the prior year due to the impact of business we exited, partially offset by growth with new accounts.  Dedicated gross margin as a percent of revenue increased by 200 basis points compared to the prior year due to our profit improvement initiatives.

Costs and expenses decreased to $86 million in the second quarter of 2020 compared to $92 million in the prior year due primarily to a decline in Salaries and Benefits expense, partially offset by an increase in donation expense, consulting expense, and depreciation and amortization expense related to our technology initiatives.  Costs and expenses included $5.7 million related to donations of Hub equipment in support of COVID-19 emergency efforts, $2.6 million of consulting expense and $1.3 million of severance expense.  The consulting engagement is now complete.

Cash Flow and Capitalization

Net cash provided by operating activities was $71 million for the quarter.  Capital expenditures for the second quarter of 2020 totaled $24 million, primarily for containers, technology investments and construction of our new office building on our Oak Brook, IL campus which has now been paused.  Near the end of the quarter we repaid the $100 million that we borrowed on our revolving line of credit in March 2020.  At June 30, 2020, we had cash and cash equivalents of $203 million.

2020 Capital Expenditure Outlook

Capital expenditures for the remainder of fiscal year 2020 are expected to range from $65 million to $75 million, and primarily consist of investments to support growth in the business, including containers, tractors and trailers, as well as IT hardware and software.  We expect to add 3,500 containers in 2020, and take delivery of over 200 tractors to refresh our fleet, which is expected to result in lower operating costs and improved utilization.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization.  As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry.  By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on July 30, 2020 to discuss its second quarter 2020 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UQuEvKbXDHHUxb.

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution.  All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our profit improvement initiatives and capital expenditures.  These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees, and third-party service providers; our ability to sustain or the effects of plans intended to improve operation execution and performance; changes in or implementation of additional governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, insurance or other undeterminable areas; intermodal costs and prices, the integration of any acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub, the failure to implement and integrate critical information technology systems; cyber security incidents, retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications.  Hub Group assumes no liability to update any such forward-looking statements.

1 For all non-GAAP measures presented, please see “Non-GAAP Financial Measure” and the reconciliations included in this press release.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$779,243	100.0%	$921,163	100.0%

Transportation costs	671,994	86.2%	788,460	85.6%
Gross margin	107,249	13.8%	132,703	14.4%

Costs and expenses:
Salaries and benefits	49,676	6.4%	60,859	6.6%
General and administrative	28,970	3.7%	24,028	2.6%
Depreciation and amortization	7,625	1.0%	7,095	0.8%
Total costs and expenses	86,271	11.1%	91,982	10.0%

Operating income	20,978	2.7%	40,721	4.4%

Other income (expense):
Interest expense	(3,006)	-0.4%	(2,690)	-0.3%
Other, net	47	0.0%	565	0.1%
Total other expense	(2,959)	-0.4%	(2,125)	-0.2%

Income before provision for income taxes	18,019	2.3%	38,596	4.2%

Provision for income taxes	4,865	0.6%	9,379	1.0%

Net income	$13,154		$29,217

Earnings per share
Basic	$0.40		$0.87
Diluted	$0.39		$0.87

Basic weighted average number of shares outstanding	33,171		33,552
Diluted weighted average number of shares outstanding	33,455		33,715

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,618,102	100.0%	$1,854,161	100.0%

Transportation costs	1,406,259	86.9%	1,594,169	86.0%
Gross margin	211,843	13.1%	259,992	14.0%

Costs and expenses:
Salaries and benefits	100,552	6.2%	122,887	6.6%
General and administrative	55,306	3.4%	46,946	2.5%
Depreciation and amortization	15,248	1.0%	13,849	0.7%
Total costs and expenses	171,106	10.6%	183,682	9.9%

Operating income	40,737	2.5%	76,310	4.1%

Other income (expense):
Interest expense	(5,461)	-0.3%	(5,746)	-0.3%
Other, net	228	0.0%	898	0.1%
Total other expense	(5,233)	-0.3%	(4,848)	-0.2%

Income before provision for income taxes	35,504	2.2%	71,462	3.9%

Provision for income taxes	9,114	0.6%	18,351	1.0%

Net income	$26,390		$53,111

Earnings per share
Basic	$0.80		$1.58
Diluted	$0.79		$1.58

Basic weighted average number of shares outstanding	33,165		33,560
Diluted weighted average number of shares outstanding	33,472		33,650

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$203,173	$168,729
Accounts receivable trade	456,619	450,451
Allowance for uncollectible trade accounts	(8,500)	(6,912)
Accounts receivable other	1,028	3,237
Prepaid taxes	708	630
Prepaid expenses and other current assets	13,682	24,086
TOTAL CURRENT ASSETS	666,710	640,221

Restricted investments	20,961	22,601
Property and equipment, net	650,990	663,165
Right-of-use assets - operating leases	35,889	35,548
Right-of-use assets - financing leases	4,704	5,865
Other intangibles, net	114,128	120,967
Goodwill, net	484,350	484,459
Other assets	21,445	18,748
TOTAL ASSETS	$1,999,177	$1,991,574

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$257,752	$257,247
Accounts payable other	16,049	11,585
Accrued payroll	29,835	45,540
Accrued other	89,696	86,686
Lease liability - operating leases	8,760	8,567
Lease liability - financing leases	3,061	3,048
Current portion of long term debt	90,948	94,691
TOTAL CURRENT LIABILITIES	496,101	507,364

Long term debt	167,857	186,934
Non-current liabilities	41,424	36,355
Lease liability - operating leases	28,662	28,518
Lease liability - financing leases	278	1,820
Deferred taxes	159,018	155,304

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2020 and 2019	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2020 and 2019; 33,518,154 shares
outstanding in 2020 and 33,353,904 shares outstanding in 2019	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2020 and 2019	7	7
Additional paid-in capital	178,914	179,637
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,205,991	1,179,601
Accumulated other comprehensive loss	(283)	(186)
Treasury stock; at cost, 7,706,638 shares in 2020
and 7,870,888 shares in 2019	(263,746)	(268,734)
TOTAL STOCKHOLDERS' EQUITY	1,105,837	1,075,279
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,999,177	$1,991,574

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities:
Net income	$26,390	$53,111
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	61,759	57,029
Deferred taxes	4,989	4,272
Compensation expense related to share-based compensation plans	8,209	8,687
Loss (gain) on sale of assets	96	(1,526)
Donated equipment	5,626	-
Changes in operating assets and liabilities:
Restricted investments	1,640	(2,736)
Accounts receivable, net	(2,392)	55,089
Prepaid taxes	(83)	(422)
Prepaid expenses and other current assets	10,350	15,932
Other assets	(637)	(2,349)
Accounts payable	4,989	(38,391)
Accrued expenses	(9,440)	(14,620)
Non-current liabilities	21	1,187
Net cash provided by operating activities	111,517	135,263

Cash flows from investing activities:
Proceeds from sale of equipment	521	7,664
Purchases of property and equipment	(49,271)	(28,712)
Proceeds from the disposition of discontinued operations	-	19,439
Acquisition, net of cash acquired	-	(734)
Net cash used in investing activities	(48,750)	(2,343)

Cash flows from financing activities:
Purchase of treasury stock	-	(7,282)
Proceeds from issuance of debt	127,462	18,335
Repayments of long term debt	(150,282)	(51,324)
Stock withheld for payments of withholding taxes	(3,944)	(2,746)
Finance lease payments	(1,493)	(1,465)
Net cash used in financing activities	(28,257)	(44,482)

Effect of exchange rate changes on cash and cash equivalents	(66)	(10)

Net increase in cash and cash equivalents	34,444	88,428
Cash and cash equivalents beginning of period	168,729	61,435
Cash and cash equivalents end of period	$203,173	$149,863

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2020	2019	2020	2019

Intermodal	$460,676	$542,890	$955,999	$1,078,923

Logistics	163,743	193,463	346,999	396,725

Truck brokerage	86,675	107,081	184,692	224,669

Dedicated	68,149	77,729	130,412	153,844

Total Revenue	$779,243	$921,163	$1,618,102	$1,854,161

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended June 30,
			Change	Change
	2020	2019	$	%

Net income	$13,154	$29,217	$(16,063)	-55.0%

Interest expense	3,006	2,690	316	11.7%

Other, net	(47)	(565)	518	-91.7%

Depreciation and amortization	31,183	28,646	2,537	8.9%

Provision for income taxes	4,865	9,379	(4,514)	-48.1%

EBITDA	$52,161	$69,367	$(17,206)	-24.8%

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Six Months
	Ended June 30,
			Change	Change
	2020	2019	$	%

Net income	$26,390	$53,111	$(26,721)	-50.3%

Interest expense	5,461	5,746	(285)	-5.0%

Other, net	(228)	(898)	670	-74.6%

Depreciation and amortization	61,759	57,029	4,730	8.3%

Provision for income taxes	9,114	18,351	(9,237)	-50.3%

EBITDA	$102,496	$133,339	$(30,843)	-23.1%

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745